BDO McCabe Lo Limited
Certified Public Accountants
德豪嘉信會計師事務所有限公司

25th Floor Wing On Centre
111 Connaught Road Central
Hong Kong
Telephone: (852) 2541 5041
Facsimile : (852) 2815 2239

香港干諾道中 111 號
永安中心 25 樓
電話：(852) 2541 5041
傳真：(852) 2815 2239

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

China Expert Technology, Inc.
Room 2703-4, Great Eagle Centre
23 Harbour Road
Wanchai
Hong Kong

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 10, 2006, relating to the consolidated financial statements of China Expert Technology, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

BDO McCabe Lo Ltd.

BDO McCabe Lo Limited

Hong Kong, January 5, 2007